PRELIMINARY TERM SHEET

1.
Laurentian Peak Capital Group Inc. Loan to AEN. Laurentian Peak Capital Group, Inc. shall, within twenty-one (21) days after execution of this Memorandum of Understanding lend to AEN the principal sum of $200,000.00. The terms of the loan shall be as following:

a.	Interest rate shall be 12% annually, payable monthly.

b.
Term of the loan shall be the earlier of one year from the date of the closing of the loan or the day that the $1,000,000 equity is raised as hereinbelow described, at which time the loan shall be paid in full.

c.
Purpose of the loan shall be to pay for operating expenses as per the most recent business plan of AEN. No salaries or distributions to members of AEN or accrued debt shall be paid from the loan proceeds except that accrued accounting bills and attorneys’ fees bills may be paid to a maximum of $20,000.00.

d.
AEN shall execute the usual and customary documentation to evidence and secure the loan including, but not limited to, a UCC Financing Statement securing a first priority lien encumbering all of AEN’s assets, all in forms customarily used in like kind transactions and reasonably satisfactory to counsel for Brampton and AEN.

2.
Brampton will use its best efforts to raise $6,000,000 of equity pursuant to a private placement of Brampton common stock (the “Private Placement”) for start-up costs and development of AEN pursuant to the following terms and schedule:

a.
Phase I -Within forty-five (45) days after the effective date of this Memorandum of Understanding (the “Phase I Closing Date”) Brampton shall make an equity investment in AEN and shall receive 5% of the membership interests of AEN in consideration for the $1,000,000 investment. In connection with Phase I, the Parties shall enter into a Membership Interest Purchase Agreement to evidence Brampton’s investment in AEN, and Brampton shall become a member of AEN by its execution of the existing Operating Agreement of AEN.

b.
Phase II -On or before March 3, 2008 (the “Phase II Closing Date”) Brampton shall make a $5,000,000 equity investment in AEN pursuant to a reverse triangular merger (if applicable) of AEN into Brampton (the “Merger”). It is contemplated that the record shareholders of Brampton on the Phase II Closing Date shall collectively own a total of 20% of the issued and outstanding shares of capital stock of the merged entities (“Post Merger Company”). The transaction shall be structured in order to qualify as a tax-free transaction. This Phase II of the transaction is subject to the parties continuing due diligence requirements and subject to no material changes in the affairs of AEN.

c.
Brampton shall agree to indemnify AEN and its principals for any and all claims arising out or relating to such Private Placement, except for information and representations supplied to Brampton or which should have been supplied to Brampton for inclusion in the Private Placement.

d.
Brampton shareholders of record owning 5% or more of the Post Merger Company and investors in the Private Placement shall agree not to sell or transfer any shares of capital stock of the Post Merger Company for a period of up to 1 year (“Holding Period”) following the Private Placement. Shareholders owning 5% or more of the Post Merger Company shall further agree during the following year not to sell more than 12.5% of their shares of capital stock of the Post Merger Company in any 90 day period without the written consent of the Post Merger Company.

e.	During the 18 month period immediately following the Phase II Closing Date, there shall be no dilution of the shareholders equity prior to the Merger.

3.
Brampton will spin off all of its assets (which assets include the shares of capital stock of Laurentian Peak Capital Group, Inc.) to the shareholders of record immediately prior to the Phase II Closing Date as soon as reasonably possible following such date. The spin-off will be required to be disclosed in a registration statement, and Laurentian Peak Capital Group shall pay all the costs and expenses of the spin-off and shall agree to indemnify AEN and its principals for any and all claims that may arise out of or be related to such spin off.

4.
After the spin-off of all of the shares of capital stock of Laurentian Peak Capital Group, Inc., the Board of Directors of Brampton (AEN) will decide as soon as possible the necessary action in order to accomplish a restructuring of its capitalization and to have sufficient assets to be listed on either NASDAQ (small cap or large cap systems) or the AMERICAN STOCK EXCHANGE. The Board of Directors of Brampton (AEN) will decide as to the proper procedures to accomplish a $50,000,000 evaluation on the date of initial listing.

5.	The Post Merger Company or new entity shall have not less than 500 shareholders.

6.
In the event that the Phase II $5,000,000 of equity is not raised and a closing of the Merger does not take place, then and in that event Brampton shall remain a minority member of AEN. Brampton’s equity interest shall be 5% of AEN. In addition, Brampton shall be obligated to pay AEN’s third party costs and expenses as set out in the Memorandum of Understanding. In the event that the Phase II $5,000,000 of equity is not raised AEN shall have, until July 3, 2008, the option to buy back Brampton’s 5% interest for a purchase price of $1,250,000.

7.
The equity to be raised in the Private Placement shall be subject to a deduction of five percent (5%) for fees payable to third parties for compensation relating to the raising of equity. Accordingly, there shall be a deduction of $50,000 with respect to the $1,000,000 equity investment contemplated in Phase I, and a deduction of $250,000 with respect to the $5,000,000 of equity raised in Phase II, or on a prorata basis if less than $5,000, 000 is raised.

8.	Laurentian Peak Capital Group, Inc. shall have the right to appoint one (1) designated advisor to the board of the post merger company.